Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contacts:
Regina Milano (Media)	914-701-8417
Dan Loh (Investors)	914-701-8210

ATLAS AIR WORLDWIDE HOLDINGS APPOINTS JOHN W. DIETRICH
CHIEF OPERATING OFFICER

Purchase, N.Y., September 19, 2006 –Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo services, has promoted John W. Dietrich to Executive Vice President, and appointed him to the position of Chief Operating Officer.

In his new position, Mr. Dietrich will oversee all aspects of AAWW’s operations, including Flight Operations, Worldwide Ground and Technical Operations, Safety, and Information Technology. Mr. Dietrich had been the Company’s General Counsel and Senior Vice President of Human Resources.

“John is an exceptional contributor to our Company," said William J. Flynn, President and Chief Executive Officer of AAWW. "With his extensive knowledge of AAWW’s operations, its business segments, and our industry, he has been instrumental to our success. As we move ahead and position ourselves for future growth and efficiency in our operations, we need a strong leader to oversee these functions. John is the ideal person for this role, and I am confident that he will make an outstanding Chief Operating Officer.”

Mr. Dietrich joined AAWW in 1999 as Associate General Counsel. In March 2003, he was named Vice President and General Counsel, and later that year assumed additional responsibility for the Company’s Human Resources and Corporate Communications functions. In February, 2004, he was promoted to Senior Vice President.

Prior to joining AAWW, Mr. Dietrich spent 13 years at United Airlines, seven of those as a litigation attorney. At both United and AAWW, he was responsible for providing legal counsel to all levels of management, and served as an advisor to operations management on issues related to labor, safety, reliability, and efficiency.

Mr. Dietrich’s appointment comes at a time when the Company is positioning itself for heightened levels of operations and operating efficiency. As has been previously announced, AAWW’s Polar Air Cargo was awarded additional China routes by the DOT, and, on September 12, AAWW announced it had placed an order for 12 state-of-the-art Boeing 747-8 Freighters, delivery to commence in 2010.

Mr. Dietrich attended Southern Illinois University, and is a cum laude graduate of the John Marshall Law School. He is a member of the Bar in New York, Illinois and Colorado.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air (Atlas) and Polar Air Cargo, which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

AAWW, through its principal subsidiaries Atlas and Polar, offers scheduled air cargo service, cargo charters, military charters, and ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis.

AAWW’s press releases, SEC filings and other information may be accessed through the Company’s home page, www.atlasair.com. .